NV Energy Reaches Agreement to Sell California Electric Distribution/Generation Assets

April 23, 2009

Media Contact: Faye I. Andersen, (775) 834-4822,
Analysts Contact: Britta Carlson, (702) 402-5624,

NV Energy announced that its wholly-owned subsidiary, Sierra Pacific Power Company, has entered into an agreement to sell its California electric distribution and generation assets to California Pacific Electric Company (Calpeco), a newly formed company jointly owned by Algonquin Power Income Fund (TSX: APIF.UN) and Emera Inc. (TSX: EMA).

Calpeco will acquire the California electric distribution and related generation assets of Sierra Pacific Power Company, which currently provide electric distribution service to approximately 47,000 California based customers in the Lake Tahoe region. Under terms of the agreement, which is subject to certain state and federal regulatory approvals, Calpeco will pay Sierra Pacific Power Company a cash purchase price of approximately $116 million which includes a premium on the book value of net rate base assets, plus working capital to be determined at the date of closing.

Michael Yackira, president and CEO of NV Energy, said, "We are proud to have been serving this area of California for well over 100 years. As we previously announced, our recent renaming and rebranding initiatives call for more concentration on our activities within the state of Nevada. We are very pleased that Algonquin, Emera and Calpeco are committed to continuing safe and reliable electric service to the citizens of this community and I can assure everyone that our dedicated employees will continue to do the same during the transition that lies ahead."

The companies expect the transaction to close in 2010, following California and Nevada state regulatory and Federal Energy Regulatory Commission approvals, and clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

Wachovia Securities, a Wells Fargo Company, acted as financial advisor to NV Energy, while Husch Blackwell Sanders served as NV Energy's legal counsel on the transaction.

About NV Energy, Inc.

Headquartered in Las Vegas, NV Energy, Inc. is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business in Nevada as NV Energy. Serving a 54,500-square-mile service territory that stretches north to south from Elko to Laughlin, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada as well as approximately 40 million tourists annually. Sierra Pacific Power Company also currently serves the Lake Tahoe area of California.

About Emera

Emera Inc. (EMA-TSX) is an energy and services company with $5.3 billion in assets. Electricity is Emera's core business. The company has two wholly-owned regulated electric utility subsidiaries, Nova Scotia Power, Inc. and Bangor Hydro-Electric Company, which together serves 600,000 customers. Emera also owns 19% of St. Lucia Electricity Services Limited, which serves more that 50,000 customers on the Caribbean island of St. Lucia and 25% of Grand Bahama Power Company which serves 19,000 customers on the Caribbean island of Grand Bahama. In addition to its electric utility investments, Emera owns the Brunswick Pipeline, a 145km gas pipeline in New Brunswick; has a joint venture interest in Bear Swamp a 600 megawatt pumped storage hydro-electric facility in northern Massachusetts; a 12.9% interest in the Maritimes & Northeast Pipeline; a 7.4% interest in Open Hydro and Emera Energy Services which manages energy assets on behalf of third parties. Visit Emera on the web at www.emera.com

About Algonquin Power

Algonquin Power owns and operates a diverse portfolio of approximately $1 billion of clean, renewable power generation and sustainable utility infrastructure assets across North America. Algonquin Power's generation portfolio includes 42 renewable energy facilities and 11 thermal energy facilities representing more than 400MW of installed capacity and Algonquin Power provides regulated utility services to more than 70,000 customers through its portfolio of 18 water distribution and wastewater treatment utility companies. Algonquin Power's trust units and convertible debentures are traded on the Toronto Stock Exchange under the symbols APF.UN, APF.DB & APF.DB.A. Visit Algonquin Power on the web at www.AlgonquinPower.com.

This press release contains forward-looking statements regarding the future performance of NV Energy, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, California and Nevada state regulatory approvals, Federal Energy Regulatory Commission approvals, approval by the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act and the continuing ability of Emera, Inc. and Algonquin Power Income Fund to access capital markets. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of NV Energy, are contained in the Annual Reports of NV Energy, Inc. and Sierra Pacific Power Company d/b/a NV Energy on Form 10-K for the year ended December 31, 2008, filed with the SEC. NV Energy undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.